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                                                                   EXHIBIT 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between ENRON CORP., a Delaware corporation, having offices at 1400 Smith Street, Houston, Texas 77002 ("Employer"), and REBECCA P. MARK, an individual currently residing at 6102 Crab Orchard Road, Houston, Texas 77057 ("Employee"), to be effective as of May 4, 1998 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Employee is currently employer under that certain Employment Agreement between Enron Development Corp. and Rebecca P. Mark, effective January 1, 1996.

         WHEREAS, Employee is willing to continue her employment with Employer under the terms and conditions set forth in this Employment Agreement which shall supersede all previous agreements; and

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:   EMPLOYMENT AND DUTIES:

         1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

         1.2 Employee initially shall be employed in the position set forth on Exhibit A. Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities; provided however, in the event
(a) Employer substantially reduces the duties or responsibilities of Employee, or (b) Ken Lay is no longer Chairman of Enron Corp., Employee may elect to terminate this Agreement under Section 3.2(ii) and said termination shall constitute an Involuntary Termination for purposes of Section 3.5. Moreover, Employer may assign this Agreement and Employee's employment to Enron or any affiliates of Enron. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time. Notwithstanding any other provision of this Agreement, during the Term, Employee shall be a member of the Enron Corp. Office of the Chairman.

         1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer and its affiliates, including the formation of a potential new water company. Employee may not engage, directly or indirectly, in any other business, investment, or activity




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that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or Enron, or requires any significant portion of Employee's business time.

         1.4 In connection with Employee's employment by Employer, Employer shall endeavor to provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall endeavor to provide to Employee the opportunity to develop business relationships with those of Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.

         1.5 Employee acknowledges and agrees that, at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer's business and interests, to do no act which would injure Employer's business, its interests, or its reputation, and to refrain from using for Employee's own benefit or for the benefit of others any information or opportunities pertaining to Employer's business or interests that are entrusted to Employee or that she learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for her own benefit or the benefit of others any information or opportunities pertaining to Employer's business or interests that were entrusted to Employee during the employment relationship or that she learned while employed by Employer. Employee agrees that while employed by Employer and thereafter she shall not knowingly take any action which interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.

         1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's President any facts which might involve such a conflict of interest that has not been approved by Employer's President. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's President may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

         1.7 Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of



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this Agreement and shall not disclose this confidential information to anyone other than Employee's attorneys, tax advisors, or as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.

ARTICLE 2:   COMPENSATION AND BENEFITS:

         2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

         2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

         2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

         2.4 Subject to the approval of the Compensation Committee of the Enron Corp. Board of Directors at the May 4, 1998 meeting of the Compensation Committee, Employee shall receive an option to purchase 100,000 shares of Enron Corp. Common Stock. The grant shall be effective on the date approved by the Compensation Committee and shall vest 33.3% on each of January 1, 1999, January 1, 2000 and January 1, 2001, and shall be evidenced by a grant agreement. Subject to the approval of the Compensation Committee of the Enron Corp. Board of Directors at the May 4, 1998 meeting of the Compensation Committee, Employee shall receive an option to purchase 350,000 shares of Enron Corp. Common Stock. The grant shall be effective on the date approved by the Compensation Committee and shall vest 33.3% on each of May 4, 1999, May 4, 2000 and May 4, 2001, and shall be evidenced by a grant agreement.




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         2.5 The Employer shall pay the Employee a Deferred Project Plan ("DP
Plan") bonus for SARAS in the amount of $1,027,112.00 and for Puerto Rico in the amount of $2,316,909.00. Employee shall vest immediately in the total sum of these bonuses and 50% shall be paid to Employee upon the execution of this Agreement and the remaining 50% shall be paid at the start of commercial operations subject to adjustment as provided in the DP Plan.

         2.6 As of the Effective Date, Employee is fifty percent (50%) vested in a Stock Option Grant Agreement dated February 12, 1996, granting Employee an option to purchase 125,000 shares of the Employer's common stock. Employer shall cause the vesting schedule of said Agreement to be amended at the first meeting of the Employer's Compensation Committee after the Effective Date to provide that twenty five percent (25%) of said option shall become exercisable on January 1, 1999, and twenty five percent (25%) of said option shall become exercisable on January 1, 2000, subject to the continuing terms and provisions thereof; provided, however, said Agreement and the grant made thereby shall become vested by the passage of time only, without condition, regardless whether Employee's employment with Employer terminates for any reason and whether or not Employee continues to be employed by Employer or an Affiliate of Employer. Further, in the event of Employee's termination of employment with the Employer for any reason prior to January 1, 2000, the unvested options shall become fully vested. Employee shall have the lesser of three years or the remaining term of exercise under said Grant Agreement to exercise said option in the event of Employee's termination of employment with the Employer for any reason during the Term of this Agreement.

         2.7 As of the Effective Date, Employee is forty percent (40%) vested in a Stock Option Grant Agreement dated February 10, 1997, granting Employee an option to purchase 432,322 shares of the Employer's common stock. Employer shall cause the vesting schedule of said Agreement to be amended at the first meeting of the Employer's Compensation Committee after the Effective Date to provide that thirty percent (30%) of said option shall become exercisable on January 1, 1999, and thirty percent (30%) of said option shall become exercisable on January 1, 2000, subject to the continuing terms and provisions thereof; provided, however, said Agreement and the grant made thereby shall become vested by the passage of time only, without condition, regardless whether Employee's employment with Employer terminates for any reason and whether or not Employee continues to be employed by Employer or an Affiliate of Employer. Further, in the event of Employee's termination of employment with the Employer for any reason prior to January 1, 2000, the unvested options shall become fully vested. Employee shall have the lesser of three years or the remaining term of exercise under said Grant Agreement to exercise said option in the event of Employee's termination of employment with the Employer for any reason during the Term of this Agreement.

         2.8 At the first meeting of the Employer's Compensation Committee after the Effective Date, Employer shall cause the vesting schedule of Employee's Restricted Stock Award Agreement dated February 12, 1996, awarding Employee 100,000 shares of the Employer's common stock to be amended to immediately vest in and release to Employee, sixty-six and 7/10ths percent (66.7%) in said Award and to provide that the remaining unvested shares of Restricted Stock shall be released and vested in Employee in two equal amounts on January 31, 1999, and January 31, 2000, conditioned on Enron International, Inc. meeting its net income and funds flow targets as approved by the Enron Corp. Board of Directors for calendar years 1998 and 1999, respectively, as determined by the Compensation Committee in its sole discretion.



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         2.9 As of the Effective Date, Employee is forty percent (40%) vested in a Restricted Stock Award Agreement dated February 10, 1997, awarding Employee 173,737 shares of the Employer's common stock. Employer shall cause the vesting schedule of said Agreement to be amended at the first meeting of the Employer's Compensation Committee after the Effective Date to provide that thirty percent (30%) of said Award shall become vested in and released to Employee on January 31, 1999, and thirty percent (30%) of said Award shall become vested in and released to Employee on January 31, 2000, subject to the continuing terms and provisions thereof; provided, however, said Agreement and the Award made thereby shall become vested in and released to Employee by the passage of time only, without condition, regardless whether Employee's employment with Employer terminates for any reason and weather or not Employee continues to be employed by Employer or an Affiliate of Employer.

         2.10 All Enron International Options granted to Employee by Enron International Inc. prior to the Effective Date are hereby waived and forfeited by Employee, and are rescinded.

         2.11 The outstanding loan principal and accrued interest owed by Employee to Employer, as evidenced by that Note certain dated May, 1997, and executed by Employee, is forgiven to Employee by Employer and Employee is forever released from the obligations of said Note and the underlying agreements pertaining thereto.

         2.12 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:    TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
              TERMINATION:

         3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

         (i) For "cause" upon the determination by the Employer's Board of Directors that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean [a] Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; [b] Employee has been convicted of a felony; [c] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [d] Employee's involvement in a conflict of interest as referenced in Section 1.6 for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer, Enron, or any of their respective subsidiaries; [f] Employee's material breach of any material provision of this Agreement or




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              corporate code or policy which remains uncorrected for thirty
              (30) days following written notice to Employee by Employer of such breach; or [g] Employee violates the Foreign Corrupt Practices Act or other applicable United States law as proscribed by Section 5.1. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Employer's Board of Directors for determination. If Employee disagrees with the decision reached by Employer's Board of Directors, the dispute will be limited to whether Employer's Board of Directors reached its decision in good faith;

        (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the Board of Directors of Employer;

        (iii) upon Employee's death; or

        (iv) upon Employee's becoming disabled so as to entitle Employee to benefits under Enron's long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee's duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee becoming incapacitated is specified in Section 3.7.

         3.2  Notwithstanding any other provisions of this Agreement except
Section 8.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

         (i) a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

         (ii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2(i); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.3.



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         3.3 Upon a "Voluntary Termination" of the employment relationship by
Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

         3.4 If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

         3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive one hundred twenty-five percent (125%) of the then current Monthly Base Salary as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

         3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

         3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

         3.8 Notwithstanding any provision herein to the contrary, upon a termination of Employee's employment under any of the circumstances described in Sections 3.5, 3.6 or 3.7 above, Employee shall be entitled to receive a pro-rata annual bonus payment through the date of




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such termination of employment and Employee shall become fully vested in specific grants and awards made or awarded to Employee under long term incentive plans maintained by Employer and its affiliates.

         3.9 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer, Enron, or its affiliates.

         3.10 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 6 and 7.

         3.11 This Agreement governs the rights and obligations of Employer and Employee with respect to Employee's salary, bonuses, and other perquisites of employment. Except as provided above in Section 2.5 and in Section 3.8, Employee's rights and obligations with respect to stock options and restricted stock are governed by Enron's Stock Option Plan and respective grant agreements and with respect to incentive compensation payments are governed by the Award Agreement and the Plan.

ARTICLE 4:   CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF
             TERMINATION:

         4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.



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ARTICLE 5:    UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS:

         5.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of Employer, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Enron entity having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management) determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer and Enron.

ARTICLE 6:   OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

         6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

         6.2 Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, Enron, or their affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to




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Employer, Enron, and their affiliates in maintaining their competitive position.
Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, Enron, or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, Enron, and their affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

         6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates shall be and remain the property of Employer, Enron, or their affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

         6.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         6.5 Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's




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worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 7:   POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

         7.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 7. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or Enron or any of their affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

         (i) engage in any business competitive with the business conducted by Employer;

        (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

       (iii) induce any employee of Employer or Enron or any of their affiliates to terminate his or her employment with Employer, Enron, or their affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

These non-competition obligations shall extend until December 31, 2001.

         7.2 Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Employee, and Employer shall be entitled to enforce the provisions of this Article 7 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

         7.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 7 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 8:   MISCELLANEOUS:

         8.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

         8.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Enron entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

         8.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer:

                  Enron Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Corporate Secretary

         If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         8.4 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

         8.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 6, or Article 7, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

         8.7 Each of Employer and Employee is a citizen of the State of Texas. Employer's principal place of business is in Houston, Harris County, Texas. Employee resides in Harris County, Texas. This Agreement was negotiated and signed in Houston, Texas. This Agreement shall be performed in Houston, Texas. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas. In the event that service of process cannot be effected upon a party, each party hereby irrevocably appoints the Secretary of State for the State of Texas as its or her agent for service of process to receive the summons and other pleadings in connection with any such litigation.

         8.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         8.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

         8.10 There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Conduct of Business Affairs booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

ENRON CORP.                                          REBECCA P. MARK


By:  /s/ Kenneth L. Lay                              /s/ Rebecca P. Mark
   -----------------------------                     ---------------------------
Name:
                                                     This 6th day of May, 1998
Title:  Chairman and CEO
   -----------------------------
This 7th day of May, 1998

                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                     BETWEEN ENRON CORP. AND REBECCA P. MARK


Employee Name:             Rebecca P. Mark

Term:                      Effective May 5, 1998 through December 31, 2001

Position:                  Vice Chairman, Enron Corp., and Chairman of Enron
                           International Inc.

Location:                  Houston, Texas

Reporting Relationship:    Reports to Office of the Chairman

Monthly Base Salary:       Fifty Nine Thousand One Hundred Sixty Six and 67/100
                           Dollars ($59,166.67)

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan"). All bonuses shall be paid in accordance with the terms and provisions of the Plan. Employee's 1998 bonus amount under this Plan shall be one percent (1%) of Enron International Inc.'s earnings defined as either after-tax net income or earnings per share ("EPS") multiplied by the appropriate number of EI shares (both methodologies approximately equivalent in value), subject to adjustment in the sole discretion of Enron Corp.'s Chairman and CEO, taking into consideration net income, EPS, total obligations and cash flow from operations targets, as such targets are set each year by the Board of Directors of Employer, as well as other performance criteria, consistent with the treatment of other similarly situated executives of Employer. Employer and Employee agree to negotiate Employee's bonus opportunity for calendar years 1999, 2000, and 2001, no later than January 31st of each applicable calendar year.

Long Term Incentive Plan:  Starting in 1999, Employee shall be eligible to participate in either 1) the Enron Corp. Long Term Incentive Plan, or 2) an equity participation plan related to Enron's interest in a potential new water company. At the sole discretion of the Chairman of the Board of Employer, Employee may be eligible to participate in both.

ENRON CORP.                                          REBECCA P. MARK


By:  /s/ Kenneth L.Lay                               /s/ Rebecca P. Mark
   ------------------------                          ---------------------------
Name:
                                                     This 6th day of May, 1998
Title: Chairman & CEO
      ---------------------
This  7th day of May, 1998

                FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement, entered into and made effective as of February 1, 1999, by and between ENRON CORP. an Oregon corporation ("Company") having its headquarters at 1400 Smith Street, Houston, Texas 77002, AZURIX CORP., a Delaware corporation having its headquarters at 333 Clay Street, Houston, Texas 77002, and REBECCA P. MARK ("Employee"), an individual residing in Houston, Texas, is an amendment to that certain Executive Employment Agreement between the Company and Employee entered into the 6th day of May, 1998, and made effective as of May 4, 1998 (the "Employment Agreement").

         WHEREAS, the parties desire to amend the Employment Agreement to provide for assignment of the Employment Agreement by Company to, and assumption of the Employment Agreement by, Enron Corp. and Azurix Corp., respectively, and to make other amendments to the Employment Agreement as provided herein;

         NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

                  1. Effective February 1, 1999, the Employment Agreement is assigned by Company to, and assumed by, Enron Corp. and Azurix Corp., respectively. Any reference to the "Company" and/or "Employer" in the Employment Agreement shall mean Enron Corp. and Azurix Corp., respectively. Employee consents to such assignment and assumption, and releases Company from every obligation under the Employment Agreement. Enron Corp. and Azurix Corp., respectively, each assume the obligations of Enron Corp. and Azurix Corp., under the Employment Agreement.

                  2. Article 3, Section 3.5 is hereby deleted in its entirety and the following language inserted in its entirety:

                         "3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the compensation specified in Section 2.1, as well as unpaid Bonuses described on Exhibit "A", as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Upon an Involuntary Termination, Employee shall also be entitled to all vested benefits and rights under other Enron benefits, incentive, and/or compensation plans to which Employee may be entitled through her termination and pursuant to plan documents and all other benefits that Employee may be entitled to under any other compensation plans. In the event of Involuntary Termination, the compensation specified in Section 2.1 that will be paid to Employee will be paid on a semi-monthly basis; the unpaid Bonuses described in Exhibit "A" will be paid annually and the amounts under the compensation plans will be paid in accordance with the terms and provisions of the respective compensation plans. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action."

                  3. Article 3, Section 3.8 is hereby deleted in its entirety and the following language inserted in its entirety:

                        "3.8 Notwithstanding any provision herein to the contrary, upon a termination of Employee's employment under any of the circumstances described in Sections 3.6 or 3.7 above, Employee shall be entitled to receive a pro-rata annual bonus payment through the date of such termination of employment. Further, upon termination of Employee's employment under any of the circumstances described in Sections 3.5, 3.6, or 3.7, Employee shall become fully vested in specific grants and awards made or awarded to Employee under long term incentive plans maintained solely by Enron Corp. and its affiliates; provided however, any grants and awards made or awarded under the Azurix Corp. 1999 Stock Plan shall be excluded and governed by the terms and provisions of the respective grants and awards under the Azurix Corp. 1999 Stock Plan."

                  4. Exhibit "A" to the Employment Agreement is hereby deleted in its entirety and the attached Exhibit "A" is inserted in its entirety.

          This Amendment is a First Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement, and any amendments thereto, shall remain in full force and effect and without any change or modification, except as provided herein.

         In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                          ENRON CORP.



                                          By:  /s/ KENNETH L. LAY
                                             ----------------------------------
                                          Name:    Kenneth L. Lay

                                          Title:   Chairman & CEO

                                          This 10th day of March, 1999

                                          AZURIX CORP.


                                          By:   /s/ PHILIP J. BAZELIDES
                                             ----------------------------------
                                          Name:     Philip J. Bazelides

                                          Title:    Managing Director
                                                    Human Resources
                                                    and Administration

                                          This 1st day of March, 1999


                                          REBECCA P. MARK


                                          /s/ REBECCA P. MARK
                                          -------------------------------------
                                          This 1st day of March, 1999

                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
             BETWEEN ENRON CORP., AZURIX CORP., AND REBECCA P. MARK


Employee Name:           Rebecca P. Mark

Term:                    Effective February 1, 1999 through December 31, 2001

Position:                Vice Chairman, Enron Corp., and Chairman and Chief
                         Executive Officer of Azurix Corp.

Location:                Houston, Texas

Reporting Relationship:  Reports to Office of the Chairman, Enron Corp.

Monthly Base Salary:     Fifty-Nine Thousand One Hundred Sixty Six Dollars and
                         Sixty Seven Cents ($59,166.67)

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan") or any replacement plan of Azurix Corp. All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion or all of which may be paid in cash, and a portion or all of which may be paid in stock or stock options. All bonuses paid shall be based upon the performance of Azurix Corp. and Employee as determined by the Board of Directors of Azurix Corp.

Long Term Incentive
Plan: Employee shall be eligible to participate in either 1) the Enron Corp. Long Term Incentive Plan or 2) an equity participation plan related to Enron's interest in a new water company. At the sole discretion of the Chairman of the Board of Employer, Employee may be eligible to participate in both plans.


                                          ENRON CORP.



                                          By:   /s/ KENNETH L. LAY
                                             ----------------------------------
                                          Name:     Kenneth L. Lay

                                          Title:    Chairman & CEO

                                          This 10th day of March, 1999

                                          AZURIX CORP.


                                          By:   /s/ PHILIP J. BAZELIDES
                                             ----------------------------------
                                          Name:     Philip J. Bazelides
                                               --------------------------------
                                          Title:    Managing Director
                                                    Human Resources
                                                    and Administration

                                          This 1st day of March, 1999


                                          REBECCA P. MARK


                                          /s/ REBECCA P. MARK
                                          -------------------------------------
                                          This 1st day of March, 1999